                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14C
                                (Rule 14C-101)

                           SCHEDULE 14C INFORMATION

              Information Statement Pursuant to Section 14(c) of
                      the Securities Exchange Act of 1934

Check the appropriate box:


[X]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (1))

[ ]  Definitive Information Statement


                          SATTEL GLOBAL NETWORKS, INC.
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     ________________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

     ________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ________________________________________________________________________

(4)  Proposed maximum aggregate value of transaction:

     ________________________________________________________________________

(5)  Total fee paid:

[ ]  Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

          __________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:

          __________________________________________________________________

     (3)  Filing Party:

          __________________________________________________________________

     (4)  Date Filed:

          __________________________________________________________________

                          SATTEL GLOBAL NETWORKS, INC.
                              1004 Depot Hill Road
                           Bloomfield, Colorado 80020

                 NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON______________________, 2001

Dated as of __________, 2001

To the Stockholders of SATTEL GLOBAL NETWORKS, INC.

      Pursuant to the provisions of Colorado Business Corporations Act, SATTEL GLOBAL NETWORKS, INC. hereby provides Notice that a special meeting (the "Meeting") of the stockholders of SATTEL GLOBAL NETWORKS, INC. (the "Company"), a Colorado corporation, will be held at 1004 Depot Hill Rd. Suite 1E, Bloomfield, Colorado 80020 on ___________, 2001 commencing at 10:00 a.m.

      The purpose of this meeting is to act upon the following:

  o to amend the Company's Articles of Incorporation in order to change its name from "Sattel Global Networks, Inc." to "Urbani Holdings, Inc." and

  o to ratify and approve a one for 12 reverse stock split in the outstanding shares of common stock, $.001 par value, of Sattel Global Networks, Inc.

  o to ratify the selection of the accounting firm of Allen G. Roth, P.A., as the Company's auditors for the year ending December 31, 2001.

  o to adopt the 2001 Employee Stock Option Plan which provides for the issuance of options to purchase up to 750,000 shares of common stock.

      Valid stockholders of record, as certified by Signature Stock Transfer, Inc., the Company's transfer agent, as of November 10, 2001 shall be eligible to vote at the meeting.

      Certain stockholders of the Company own in excess of __% of the shares of Common Stock of the Company and have advised the Company that they intend to vote in favor of the proposals.

      The Board of Directors of the Company believes that the proposals are in the best interest of the Company's stockholders and recommends their adoption.

      If there are any questions or further information is required with respect to the proposals, please contact Richard Muller, Secretary, 1004 Depot Hill Rd. Suite 1E, Bloomfield, Colorado 80020, 303-404-9904.

      By order of the Board of Directors,


                                       /s/ Richard Muller
                                      ___________________________________
                                      Secretary
__________, 2001

                          SATTEL GLOBAL NETWORKS, INC.
                              1004 Depot Hill Road
                           Bloomfield, Colorado 80020


                             INFORMATION STATEMENT

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY

      We are sending you this Information Statement to inform you of the adoption of various resolutions adopted by the unanimous consent on September 27, 2001 of the Board of Directors of the Company pursuant to C.R.S. 7-108-202. Pursuant to such resolutions, Sattel Global Networks, Inc.'s Board of Directors has approved the following matters to be submitted to the stockholders for approval:

  o to amend the Company's Articles of Incorporation in order to change its name from "Sattel Global Networks, Inc." to "Urbani Holdings, Inc." and

  o to ratify and approve a one for 12 reverse stock split in the outstanding shares of common stock, $.001 par value, of Sattel Global Networks, Inc.

  o to ratify the selection of the accounting firm of Allen G. Roth, P.A., as the Company's auditors for the year ending December 31, 2001.

  o to adopt the 2001 Employee Stock Option Plan which provides for the issuance of options to purchase up to 750,000 shares of common stock.

      The adoption of the foregoing resolutions will become effective upon the affirmative vote of the majority of stockholders at the meeting set for ________________, 2001. Only stockholders of record as of November 10, 2001
will be eligible to vote in person or by proxy.   The Board of Directors is
not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders.

BACKGROUND INFORMATION

      Except as otherwise provided herein, the references to shares of common stock of the Company reflect a one for 12 reverse stock split, which was approved by the Board of Directors of the Company on September 27, 2001, and is proposed for adoption by the holders of a majority of the outstanding shares of common stock of the Company at a special meeting on to be held on ___________, 2001.

Description of the Transaction

      On August 7, 2001, Sattel Global Networks, Inc., Urbani Acquisition Corp., a wholly-owned subsidiary of Sattel, and Rosario's Epicureo, Ltd. d/b/a Urbani Truffles & Caviar, U.S.A. entered into an agreement and plan of merger. Pursuant to the agreement, Urbani Acquisition Corp. shall merge into Rosario's Epicureo, Ltd. and each share of common stock of Rosario's Epicureo, Ltd. shall be converted into 50,625 shares of common stock of Sattel Global Networks, Inc. or such greater or lesser number of shares of common stock of Sattel Global Networks, Inc. such that the stockholders of Rosario's Epicureo, Ltd. shall hold 67.5% of the outstanding shares of common stock of Sattel Global Networks, Inc.

      Pursuant to the agreement, upon the closing of the merger, Sattel Global Networks, Inc. shall have 17,400,000 shares of common stock outstanding, including warrants to purchase 1,200,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 1,200,000 shares of common stock at an exercise of $1.50 per share. In the event that the gross proceeds from the exercise of the warrants is not equal to at least $500,000 within 270 days of the closing of the merger, then the stockholders of Rosario's Epicureo, Ltd. shall be issued the number of additional shares of common stock of Sattel equal to the difference between 9,750,000 and a fraction, the numerator of which shall be equal to the product of 9,750,000 and the gross proceeds from the exercise of the warrants and the denominator of which shall be equal to 500,000. The closing of the merger is subject to certain closing conditions, including the delivery of all required consents and approvals, the satisfaction of all of the debts and liabilities of Sattel, the truth and accuracy of the representations contained in the agreement and the continued listing of Sattel's common stock on the National Association of Securities Dealers, Inc. OTC Electronic Bulletin Board. It is anticipated that the closing of the merger will occur within 45 days of the mailing of this Information Statement to the stockholders of Sattel. The resolutions adopted by the stockholders of Sattel were adopted in anticipation of the closing of the merger.

      In connection with the transaction all of present officers and directors of Sattel shall resign and after the consummation of the merger, the following individuals shall serve in the capacities set forth below:

 Name                          Title
______                        _______

Rosario Safina              Chairman of the Board and President and Chief
                            Executive Officer
Marvin Jacobs               Chief Operating Officer, Chief Financial Officer
                            and Secretary
Sir Brian Wolfson           Director
Michael Corsello            Director
Duke E. d'Antin Villalba    Director

Selected Financial Data

      Set forth below are certain selected financial data for Rosario's Epicureo, Ltd. together with an unaudited pro forma balance sheet for Sattel Global Networks, Inc. for the periods, and as of the dates, indicated. The historical financial data is derived from, and should be read in conjunction with the financial statements of Rosario's Epicureo, Ltd., including the notes thereto, appearing elsewhere in this Information Statement. The pro forma statements are presented for illustrative purposes only. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Information Statement.

Statement of income of Rosario's Epicureo, Ltd.:

                                        Six Months Ended June 30,            Year Ended December 31,
                                         2001              2000              2000              1999
                                    ______________    ______________    ______________    ______________
                                     (Unaudited)       (Unaudited)
NET SALES                           $ 6,300,554       $ 7,450,713       $ 17,330,419      $ 16,879,724

COST OF SALES                         4,301,689         5,079,176         12,778,456        12,014,202
                                    ______________    ______________    ______________    ______________

     GROSS PROFIT                     1,998,865         2,371,537          4,551,963         4,865,522

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES               1,712,823         2,112,738          4,134,680         4,284,919
                                    ______________    ______________    ______________    ______________

INCOME FROM OPERATIONS                  286,042           258,799            417,283           580,603
                                    ______________    ______________    ______________    ______________
OTHER EXPENSES (INCOME)
     Interest Expense                   154,931           144,379            331,371           239,691
     Interest Income                     (1,044)                -            (13,271)             (212)
                                    ______________    ______________    ______________    ______________
                                        153,887           144,379            318,100           239,479
                                    ______________    ______________    ______________    ______________

INCOME BEFORE INCOME TAXES              132,155           114,420             99,183           341,124

PROVISION FOR INCOME TAXES               21,000            17,162             14,177            39,688
                                    ______________    ______________    ______________    ______________

NET INCOME                              111,155            97,258             85,006           301,436

Pro Forma Unaudited Statement of Income (1)

INCOME BEFORE INCOME TAXES
(HISTORICAL)                        $    132,155      $    114,420      $     99,183      $    341,124

PROVISION FOR INCOME TAXES AT
AN EFFECTIVE RATE OF 45%                  59,470            51,489            44,632           153,506
                                    ______________    ______________    ______________    ______________

NET INCOME                          $     72,685      $     62,931      $     54,551      $    187,618
                                    ==============    ==============    ==============    ==============
PER SHARE DATA (BASIC AND
DILUTED) BASED ON 15,000,000
SHARES OUTSTANDING                         $0.01             $0.00             $0.00             $0.01
                                           =======           =======           =======           =======

(1) Prior to the transaction with Sattel Global Networks, Inc., Rosario's Epicureo, Ltd. was an S corporation. The pro forma net income and per share data reflect a tax provision as if Rosario's Epicureo, Ltd. had not been an S corporation for the periods indicated. Historical earnings per share is not presented because earnings per share of an S corporation may not be meaningful.

Unaudited Pro Forma Combined Balance Sheet:

                                                June 30, 2001

                                                    ASSETS


                                                                              Pro Forma    Adjusted Balance
                                               Sattel          Urbani        Adjustments        Sheet
                                             ____________    ____________    ____________    ____________
CURRENT ASSETS:

     Cash                                    $          -    $    212,342    $          -    $    212,342

     Accounts receivable                                -       1,407,256               -       1,407,256

     Inventories                                        -       4,670,370               -       4,670,370

     Due from stockholders                              -         173,361        (173,361)   c          -

     Prepaid expenses and other current assets          -         111,910               -         111,910
                                             ____________    ____________    ____________    ____________

          TOTAL CURRENT ASSETS                                  6,575,239        (173,361)      6,401,878

PROPERTY AND EQUIPMENT                                  -         347,283               -         347,283

INTANGIBLE AND OTHER ASSETS                             -         274,211               -         274,211
                                             ____________    ____________    ____________    ____________

                                             $          -    $  7,196,733    $   (173,361)   $  7,023,372
                                             ============    ============    ============    ============


                                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Loans payable - bank                    $          -    $  2,600,000    $          -    $  2,600,000

     Accounts payable and accrued expenses              -       3,311,705               -       3,311,705

     Loan payable - related party                   2,021               -          (2,021)   c          -

     Current portion, equipment notes payable           -          19,493               -          19,493
                                             ____________    ____________    ____________    ____________

          TOTAL CURRENT LIABILITIES                 2,021       5,931,198          (2,021)      5,931,198
                                             ____________    ____________    ____________    ____________

EQUIPMENT NOTES PAYABLE,
less current portion                                    -          23,824               -          23,824
                                             ____________    ____________    ____________    ____________

STOCKHOLDERS' EQUITY:
     Common stock, $.001 par value;
     actual shares outstanding - 30,410,017;
     pro forma shares outstanding - 15,000,000     30,410           2,000         (15,410)   a     15,000

                                                                                   (2,000)   b

     Additional paid-in capital                    22,885               -          15,410    a  1,053,300

                                                                                  (55,316)   b

                                                                                    2,000    b

                                                                                 (173,361)   c

                                                                                    2,021    c

                                                                                1,239,711    d

     Retained earnings                            (55,316)      1,239,711           55,316   b

                                                                               (1,239,711)   d
                                             ____________    ____________    ____________    ____________

          TOTAL STOCKHOLDERS' EQUITY               (2,021)      1,241,711        (171,340)      1,068,350
                                             ____________    ____________    ____________    ____________

                                             $         -     $  7,196,733    $   (173,361)   $  7,023,372
                                             ============    ============    ============    ============

Notes to unaudited pro forma combined financial information

     The acquisition has been accounted for as a reverse acquisition (recapitalization) of Rosario's Epicureo, Ltd., with Rosario's Epicureo, Ltd. being treated as the continuing entity.

     The following adjustments to the unaudited pro forma balance sheet at June 30, 2001 assume that the acquisition occurred as of June 30, 2001 and are as follows:

     a. To record the effect of a 1 for 12 reverse stock split of the outstanding common stock of Sattel Global Networks, Inc.

     b. To record the issuance of approximately 12,466,000 post-split shares in connection with the reverse acquisition of Rosario's Epicureo, Ltd. by Sattel Global Networks, Inc.

     c.   To record a distribution to stockholders at June 30, 2001.

     d. To record the termination of the S corporation election by Rosario's Epicureo, Ltd. at June 30, 2001 and the resultant transfer of retained earnings to additional paid-in capital.

     The pro forma adjustments do not give effect to the exercise of warrants to purchase 1,200,000 shares of common stock at an exercise price of $1.00 and warrants to purchase 1,200,000 at an exercise price of $1.50. In the event that the warrants are exercised, the gross proceeds to the Company shall be equal to $3,000,000.

Description of Rosario's Epicureo, Ltd. d/b/a Urbani Truffles & Caviar, USA

     Overview

     We are a specialty food distributor of truffles, caviar, wild mushrooms, smoked fish and specialty game and foie gras to fine restaurants. We also sell our products to gourmet shops, supermarkets, wholesalers, distributors and private retail customers. We have a database of over 15,000 customers, including 5,000 accounts of which up to 2,000 are active at any one time. Our customers include some of the finest and most well-known restaurants in the country. Pursuant to an exclusive license agreement we are the sole distributor of Urbani branded products in the United States. Urbani is an unaffiliated company, which has been engaged in the truffle business in Italy for over 100 years.

     We are committed to providing our customers high quality products at competitive prices and credit terms, at a range of price points with short lead times. We serve our customers through two locations, one on the east coast in Long Island City, New York and the other on the west coast in Culver City, California. Both facilities include warehouse and refrigeration facilities from which we package and ship our products. We utilize our own fleet of trucks to handle local deliveries and for out-of- town deliveries we utilize common carriers, Federal Express and airlines. Our distribution infrastructure is designed to warehouse and transport our products in temperature controlled environments that ensure delivery in optimal conditions.

     Based on industry reports, the specialty food industry is a $20 billion a year industry, which has grown at an annual rate of 7% per year since 2000. We believe that the industry is highly fragmented consisting of small and medium sized companies selling a limited number of items and as a result, there is an opportunity for consolidation. Our consolidation strategy is based on leveraging our industry knowledge, experienced management team, and brand recognition to acquire other specialty food distributors which market products that complement our current product lines, serve new customers or add geographic coverage to our existing operations. We intend to leverage our distribution infrastructure and combined purchasing power to realize operating efficiencies and reduce duplicative overhead.

     Rosario's Epicureo, Ltd. doing business as Urbani Truffles USA was formed in New York in March 1984. Our principal office is located at 29-24 40th Avenue, Long Island City, New York. Our telephone number is (718) 392-5050. Our website address is located at www.urbani.com. Information contained in our website is not incorporated herein.

     Specialty Food Industry

     The National Association of Specialty Food Trade (NASFT), estimates that retail sales of packaged gourmet/specialty foods reached $20.0 billion in 2000, an approximately 31% increase from sales of $15.3 billion in 1996. NASFT projects retail sales to increase at a 6.7% compound annual growth rate from 2000 to 2005 and to surpass $27.6 billion in 2005. The NASFT divides the gourmet/specialty food market into six categories, coffee/tea, confectionery/desserts, condiments, cheese, pasta/grains and other foods. In 2000 the coffee/tea category accounted for 21% of retail sales and is projected to increase at a 10.4% compound annual growth rate and to account for 24% of retail sales of gourmet/specialty foods in 2005. In 2000 the confectionery/dessert category accounted for 20% of retail sales and is projected to increase at a 6.1% compound annual growth rate and to account for 19% of retail sales of gourmet/specialty foods in 2005. In 2000 the condiments category accounted for 13% of retail sales and is projected to increase at a 7% compound annual growth and to account for 13% of retail sales of gourmet/specialty foods in 2005. In 2000 the cheese category accounted for 12% of retail sales and is projected to increase at a 4% compound annual growth rate and to account for 10% of retail sales of gourmet/specialty foods in 2005. In 2000 the pasta/grains category accounted for 4% of retail sales and is projected to increase at a 4.8% compound annual growth rate and to account for 4% of retail sales of gourmet/specialty foods in 2005. In 2000 the all other products category accounted for 30% of retail sales and is projected to increase at a 6.1% compound annual growth rate and to account for 29% of retail sales of gourmet/specialty foods in 2005.

     Strategy

     Our strategy is to maintain and enhance our position as a recognized specialty food distributor targeting fine restaurants and hotels, gourmet stores, supermarkets, warehouse clubs, private customers, airlines and cruise ships. Key elements of our strategy include:

     Increasing market share of existing accounts

     We believe that customers within our existing markets for whom we are not the principal specialty food supplier represent an additional market opportunity for us. We intend to increase sales to existing accounts and to become the primary specialty food distributor for more of our customers. We seek to combine what we believe are our strengths in quality, service, credit, product selection and price, to increase our sales per delivery to our customers. We intend to increase our sales to our existing accounts by increasing our product offerings through our acquisition strategy and strengthening our relationships at restaurants through consultations and advice, regarding menu, planning and other logistical support. Our goal is to create one stop shopping for restaurants, serving more of their culinary needs. We plan to have our sales representatives focus on increasing sales to our existing accounts including personalized product demonstrations as well as demonstrations at food shows.

     Promoting brand recognition

     We intend to increase sales of our branded products by focusing on brand marketing by utilizing several methods which should result in brand recognition such as providing supermarkets with point of sale and other promotional material to gain visibility. We also plan to offer a "gourmet product of the month club" featuring gourmet selections each month. In addition, we intend to focus on obtaining press coverage of industry events. We believe that word of mouth with respect to our products, services and general reputation is an important aspect of promoting our brand name. We also rely on our corporate heritage. Urbani of Italy has been engaged in the truffle business for over 100 years and we believe that it is one of the world's best known names for high quality truffles and other gourmet foods. We intend to promote our brand name by utilizing strategic placement of our products and our product name in trade publications, cookbooks, national and local television and radio shows as well as on-site appearances. We plan to place advertisements in national and trade publications, to hold cooking demonstrations at gourmet locations and gourmet classes, and to participate in charitable fund raising events. Our promotional activities may also include the "Urbani Food Show," which will be a traveling show that enables our management and sales representatives to meet with chefs, supermarket buyers and journalists in major markets, such as New York City, Los Angeles, San Francisco, Chicago and Boston. We also plan to participate at high visibility food shows. Other promotional activities may also include, web site features, direct mailing of our catalog and other promotional materials and serving as a reference source for food critics and authors.

     Pursuing Strategic Acquisitions

     We believe that strategic acquisitions will allow us to accelerate sales growth, increase profitability and expand our geographic presence. We are in the process of identifying and evaluating acquisition candidates consistent with our consolidation strategy, which targets companies that market and distribute products that complement our existing product lines, generate significant sales from customers not currently served by us, maintain a strong competitive position within a rapidly growing segment of the specialty food distribution market and/or facilitate our entry into new geographic markets not currently served by us.

     We believe that our operating strategy and the flexibility of our centralized computer system will facilitate the smooth and rapid integration of the operations we acquire. We believe access to our information systems, centralized purchasing operations and broad product lines can reduce the operating expenses and enhance the sales and profit margins of an acquired business.

Products

     Our extensive selection of high-quality speciality food enables us to be a source of supply to a diverse base of customers with varying needs. Our product line of over 950 items comprises a broad selection of truffles, caviar, wild mushrooms, smoked fish and specialty game and foie gras. We also offer a line of accessories to be used with our products.

     We are continually evaluating new products based on existing and anticipated trends in consumer preferences and buying patterns. Our buyers regularly attend trade shows to review the latest products likely to be of interest to our customers. We also actively solicit suggestions for new products from our customers and we encourage our buyers to react quickly to changing consumer preferences and to evaluate new products and new product categories.

Information Systems

     We believe that our information management systems provide us a significant competitive advantage. We manage the ordering, receiving, warehousing and delivery of approximately 950 products through computer information systems on a facility-by-facility basis. Operating in this manner should allow consistent implementation of the best practices in the distribution industry, which we believe will generate higher returns on investment. We also believe our systems will ensure the consistency of product, sales and financial data on a company-wide basis. These systems include:

     o an integrated order management system that performs real-time allocation of inventory among our distribution facilities and allows for orders to be input through a variety of methods, including phone, fax and Internet;

     o a warehouse inventory management system that allows for automatic storage and retrieval to ensure the proper rotation of products in the warehouse;

     o purchasing and forecasting tools that assist us in the management of inventory by analyzing the benefits of economic order quantities and buying promotions; and

     o a data warehouse system that allows us systematically to analyze the profitability of customer accounts, sales territories and product groups.

     We plan to undertake technology-based initiatives that we expect will enhance our efficiency, reduce distribution costs, improve customer service and generate additional sales.

Customers and Suppliers

     We have a diverse customer base and serve a wide variety of establishments. We currently ship our products to approximately 2,000 customer locations nationwide. Our on-time delivery services are a key element of our business.

     Our primary customers are fine restaurants and hotels. The "white table cloth" restaurants represent the largest segment of our business. These customers include some of the country's most well known fine restaurants and chefs in the United States. We provide these customers with a high level of service, including knowledgeable sales representatives, competitive credit terms, diverse inventory, on-time deliveries, high quality products and efficient communication network. For the year ended December 31, 2000, restaurants and hotels generated approximately 70% of our net sales, gourmet shops and supermarkets 15% of net sales, wholesalers and distributors 10% of net sales and individual and Internet sales 5% of our net sales.

     Our buyers have extensive experience in their product lines. We purchase our products from over 40 suppliers. Except for Urbani of Italy, we did not
purchase more than 5% of our products from any single supplier.   Our buyer's
attempt to purchase our products directly from the source. We believe that this strategy enables us to purchase higher quality products at more advantageous terms. Urbani of Italy is our primary supplier. For the year ended December 31, 2001, we purchased over 25% of our products from Urbani of Italy. We have an exclusive license to sell Urbani products in the United States. Pursuant to the agreement, we are obligated to purchase at least $1,000,000 of Urbani products each year. The license agreement is of indefinite duration, but may be cancelled upon 60 days written notice upon mutual consent. We collaborate with Urbani of Italy in advertising and promoting our products.

Sales and Marketing

     Our sales and customer service representatives solicit and process orders, service customers by telephone, review customer account balances and assist with the delivery of new product information to our customers. In addition, our sales representatives advise customers on menu selection, and methods of preparing and serving food. Our sales representatives are trained to stress the scope and quality of services that we can provide to our customers. Our sales commission program rewards account profitability and promotes our growth. We systematically measure the profitability of each account and product segment and modify our incentive programs accordingly. We maintain sales offices at each of our locations.

     We intend to develop a variety of marketing services that cater to a broad range of retail formats. These programs will be designed to educate consumers, profile suppliers and increase sales for retailers. We are planning to supplement our market presence with advertising campaigns in trade publications, demonstrations, and attendance at food shows, which will focus on our ability to service targeted industry segments. We intend to support our marketing efforts with a variety of promotional services and programs, press trips and our web site, www.urbani.com.

Distribution

     We distribute our products from our facilities located in New York and California. Each facility operates a warehouse complex housing frozen, refrigerated and dry storage areas as well as office space for sales, marketing, administration and distribution personnel.

     Approximately 50% of our orders are placed for delivery for the next day. Products are automatically reserved for distribution at the time of order, thereby ensuring complete fulfillment of orders upon delivery. Prior to loading, customer orders are assembled and sorted in the warehouse to ensure order completeness. The products are staged according to the required delivery sequence. We deliver products using our fleet of eight trucks, each of which is refrigerated. We supplement our fleet of trucks by utilizing Federal Express, UPS, common carriers and airlines for out-of-town deliveries.

Competition

     In recent years, the specialty food distribution industry has been characterized by significant consolidation and the emergence of larger competitors. We compete in each of our markets with companies such as Mushrooms & More, Baldor, Caspian Caviar and Belcanto among others.

     We believe that distributors in the specialty food industry compete principally on the basis of service and reliability, product quality, price and customer relations. We believe we will be able to compete with smaller regional and local distributors because of our product selection, the high quality of our products and services, competitive pricing and advantageous credit terms. Some of our competitors have greater financial, marketing and other resources than us. Although we believe we can compete effectively within our industry, we may not be able to maintain our competitive position against current and potential competitors.

Environmental Matters

     We must comply with federal, state and local environmental requirements, including those relating to discharges of substances in the air, water and land, the handling, storage and disposal of wastes and the clean up of properties affected by pollutants. We do not currently anticipate any material adverse effect on our business or financial condition as a result of our efforts to comply with environmental requirements.

Intellectual Property

     We utilize a distinctive trademark of a truffle hunter and his dog used in connection with the marketing of our Urbani brand products. The trademark is registered with the U.S. Patent and Trademark Office. We intend to maintain the integrity of our trademarks and other proprietary names and marks against unauthorized use and to protect against infringement and unfair competition where circumstances warrant. We are not aware of any currently infringing uses.

Employees

     At September 30, 2001, we had 42 full-time employees, of which 10 were employed in corporate management and administration 6 in sales and 26 in warehouse, fulfillment, packaging and delivery. We have not experienced any labor disputes or work stoppages, and have no collective bargaining contracts. We believe that our relationship with our employees is good.

Regulation and Legal Proceedings

     As a marketer and distributor of food products, we must operate our business in compliance with the Federal Food, Drug and Cosmetic Act and regulations issued by the U.S. Food and Drug Administration. The FDA regulates manufacturing and holding requirements for foods through its current good manufacturing practice regulations, specifies the standards of identity for specified foods and prescribes the format and content of information required to appear on food product labels. The FDA also regulates hazard analysis critical control points, or HACCP, compliance for seafood processors. Some product lines are regulated by the Federal Meat Inspection Act, the Poultry Products Inspection Act, the Perishable Agricultural Commodities Act and other regulations issued by the U.S. Department of Agriculture. The USDA imposes standards for product quality and sanitation including the inspection, labeling and HACCP compliance of meat and poultry products and the grading and commercial acceptance of produce shipments from our suppliers. We must also comply with state and local regulation relating to the licensing of our facilities, enforcement by state and local health agencies of state and local standards for our products and regulation of our trade practices in connection with the sale of our products. Our facilities generally are inspected at least quarterly by state and/or federal authorities. Our facilities may be inspected by, and we must comply with regulations issued under, the Occupational Safety and Health Act by the Department of Labor, which require us to comply with manufacturing, health and safety standards to protect our employees from accidents and to establish hazard communication programs to transmit information on the hazards of various chemicals present in products that we distribute and use.

     We are regulated by numerous federal, state and local regulatory agencies, including the U.S. Department of Labor, which sets employment practice standards for workers, and the U.S. Department of Transportation, which regulates qualification and licensing of drivers, transportation of perishable and hazardous materials, and waste. We believe that we are in compliance in all material respects with all applicable government regulations.

     We are not a party to any material legal proceedings.

Properties

     Our corporate headquarters located at 29-24 40th Avenue, Long Island City, New York consists of approximately 10,000 square feet including 1,800 square feet of office space and 8,000 square feet of warehouse space, including 3,000 square feet of refrigeration and freezer facilities. We pay an annual rental of approximately $70,000 and our lease expires in April, 2002. Our New York office serves as our main executive office as well as showroom. In addition, we utilize our New York office for all other functions not directly associated with our California office. Our Culver City, California office, located at 8657 Hayden Place, consists of approximately 4,000 square feet including 1,000 square feet of office space and 3,000 square feet of warehouse space. We pay an annual rental of approximately $50,000 and our lease expires in July, 2004. We anticipate that we will require additional facilities to support our growth strategy and that additional facilities will be available on commercially reasonable terms.

Management

Directors and Executive Officers

     The following table sets forth information concerning our directors and executive officers.

Name             Position
____             ________

Rosario Safina   Chairman of the Board, President and Chief Executive Officer
Marvin Jacobs    Chief Operating Officer, Chief Financial Officer and
                 Secretary.

     The following is a brief summary of the background of each executive officer and director:

     Rosario Safina has been the Chairman, Chief Executive Officer and President of Rosario's Epicureo, Ltd. since inception in 1984. Prior to founding Rosario's Epicureo, Ltd., Mr. Safina developed an Italian food and wine catalog under the name Rosario's Commestibili. He also has experience as a media buyer and direct marketing account executive. Mr. Safina holds a B.S. degree from Bernard Baruch College. Upon the closing of the transaction with Sattel Global Networks, Inc., Mr. Safina will serve as Chairman, Chief Executive Officer and President of the Company.

     Marvin Jacobs has been the Chief Operating Officer and Chief Financial Officer of Rosario's Epicureo, Ltd. since 1996. From 1984 to 1996 he was a principal of Marvin Jacobs Association providing public accounting, tax and management consulting services. Mr. Jacobs has a B.A. in accounting from Adelphi University. Upon the closing of the transaction with Sattel Global Networks, Inc., Mr. Jacobs will become the Chief Operating Officer, Chief Financial Officer and Secretary of the Company.

     Upon the closing of the transaction between Rosario's Epicureo, Ltd. and Sattel Global Networks, Inc., the following individuals shall become members of the Board of Directors of the Company:

     Sir Brian Wolfson is currently chairman of the boards of directors of Fruit of the Loom, Inc. and Kepner-Tregoe, Inc., a global consulting company, a member of the board of directors of Autotote Corporation, a developer and provider of computer software and hardware and a director of Playboy Enterprises, Inc. He has served as Chairman of Global Health Alternatives, Inc., a company principally involved in health products from October 1995 to February 1998. From January 1986 to June 1995, he served as Chairman of Wembley plc, a company engaged in the sports and entertainment industry. From 1967 to 1970, he served as joint managing director of Granada Group, a media and broadcasting company based in the United Kingdom.

     Michael Corsello has served as the president and a partner at High Noon Always, an upscale fast food restaurant, form December 1999 to the present. From December 1997 to December 1999, Mr. Corsello was a director of deli, bakery and culinary development at Kings Super Markets. From April 1993 to July 1997, he served as vice president and director of deli, prepared foods and cheese for Fresh Fields. From September 1983 to April 1993, he served in various capacities for Macy's Northeast.

     Duke E. d'Antin Villalba is the Chairman of F.F.C.C. Foreign Finance and Commerce Corporation (Panama) and the Founder and President of S.I.R.S. (Italy), Societa Italiana, Ricerche Steroidi, a company specializing in the base manufacturing of steroidi and advanced antibiotics.

Board Composition

     Upon the closing of the transaction between Rosario's Epicureo's Ltd. and Sattel Global Networks, Inc., the Company's board of directors will consist of three directors. At each annual meeting of our stockholders, all of the Company's directors will be elected to serve from the time of election and qualification until the next annual meeting following election. In addition, the Company's bylaws provide that the maximum authorized number of directors may be changed by resolution of the stockholders or by resolution of the board of directors.

     Each officer is elected by, and serves at the discretion of, our board of directors. There are no family relationships among any of our directors and officers.

Limitations of Liability and Indemnification of Directors and Officers

     Our articles of incorporation and bylaws limit the liability of directors and officers to the maximum extent permitted by Colorado law. We will indemnify any person who was or is a party, or is threatened to be made a party to, an action, suit or proceeding, whether civil, criminal, administrative or investigative, if that person is or was a director, officer, employee or agent of ours or serves or served any other enterprise at our request.

     In addition, our articles of incorporation provides that generally a director shall not be personally liable to us or our stockholders for monetary damages for breach of the director's fiduciary duty. However, in accordance with Colorado law, a director will not be indemnified for a breach of its duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation or any transaction from which the director derived improper personal benefit.

     We have been advised that it is the position of the commission that insofar as the indemnification provisions referenced above may be invoked to disclaim liability for damages arising under the Securities Act, these provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

Rosario's Epicureo, Ltd. Management's Discussion and Analysis of Financial Condition and Results of Operations

     You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements, the notes to our financial statements and the other financial information contained elsewhere in this information statement.

Results of Operations

Six months ended  June 30, 2000 compared to six months ended June 30, 2001

     Net Sales

     For the six months ended June 30, 2000 net sales were $7,450,413 as compared to $6,300,554 for the six months ended June 30, 2001, a decrease of 15.4%. Management believes that the decrease in net sales is primarily attributable to general economic conditions.

     Gross Profit

     For the six months ended June 30, 2000 gross profit was $2,371,537, 31.8% as a percentage of net sales, as compared to $1,998,865, 31.7% as percentage of net sales for the six months ended June 30, 2001.

     Selling General and Administrative Expenses

     For the six months ended June 30, 2000, selling general and administrative expenses were $2,112,738, 28.4% as a percentage of net sales, as compared to $1,712,823 27.2% as a percentage of net sales for the six months ended June 30, 2001. Management attributes the decrease in selling general and administrative expenses as a percentage of net sales to reductions in our sales force, higher productivity by employees and more efficient management.

     Other Expenses

     For the six months ended June 30, 2000 and 2001, we had other expenses of $144,379 and $154,931, respectively, attributable to interest expenses and offset by interest income, an increase of 7.3%. Management attributes the increase in other expenses primarily to increased borrowing costs.

     Year ended December 31, 1999 compared to year ended December 31, 2000

     Net Sales

     For the year ended December 31, 1999 net sales were $16,879,724 as compared to $17,330,419 for the year ended December 31, 2000, an increase of 2.7%. Management believes that the increase in net sales is primarily attributable to increased market penetration attributable to company promotions and the introduction of new products.

     Gross Profit

     For the year ended December 31, 1999 gross profit was $4,865,522 , 28.8% as a percentage of net sales, as compared to $4,551,963, 26.3 % as percentage of net sales for the year ended December 31, 2000. Management believes that the decrease of gross profit as a percentage of net sales is primarily attributable to an increase in promotional expenses in connection with marketing of the products.

     Selling General and Administrative Expenditures

     For the year ended December 31, 1999, selling general and administrative expenses were $4,284,919, 25.4% as a percentage of net sales, as compared to $4,134,680, 23.9% as a percentage of net sales for the year ended December 31, 2000. Management attributes the decrease in selling general and administrative expenses as a percentage of net sales primarily to a better utilization of the company's information systems.

     Other Expenses

     For the years ended December 31, 1999 and 2000, we had other expenses of $239,691 and $331,371, respectively, attributable to interest expenses and offset by interest income, an increase of 38.2%. Management attributes the increase in other expenses primarily to higher borrowing costs.

Liquidity and Capital Resources

     We have funded our requirements for working capital primarily through the sale of our products an borrowings from financial institutions. As of June 30, 2001, we had working capital of $644,041 and a debt to equity ratio of 4.8 to 1.

     As of June 30, 2001, we had advanced the sum of $173,361 to Rosario Safina, our chairman and chief executive officer. The loan is payable upon demand and bears interest at the rate of 6.24% per annum.

     We have a $4,244,000 secured credit facility with HSBC Bank which provides for short-term loans, banker's acceptances, and letters of credit, which letters of credit and acceptances are issued in connection with the purchases of inventories. Advances for direct loans, banker's acceptances and letters of credit are based on a monthly borrowing base of up to 80% of eligible accounts receivable and up to 40% of eligible inventory. The loan is secured by all of our assets and the pledge of certain assets of Rosario Safina valued at $225,000. The facility contains certain reporting and other conditions, and financial covenants. In addition, Rosario Safina has personally guaranteed the loan.

     For the year ended December 31, 1999 the net cash flows utilized by operating activities was $503,932 as compared to net cash flows provided by operating activities for the year ended December 31, 2000 of $329,838. The increase in cash provided by operating activities for the year ended December 31, 2000 was primarily attributable to net income of $85,006, increased by decreases in accounts receivable of $853,180 and other assets of $110,000, depreciation and amortization of $151,794 and decreased by increases in inventories of $744,771 and prepaid expenses and other assets of $68,645, as well as a decrease in accounts payable of $56,726.

     For the six months June 30, 2000 and 2001 the net cash flows provided by operating activities was $335,173 and $1,188,948, respectively.. The increase in cash provided by operating activities for the six months ended June 30,2001 was primarily attributable to net income of $111,155, increased by decreases in accounts receivable of $1,719,676 and prepaid expenses and other current assets of $92,380, depreciation and amortization of $74,946 and decreased by increases in inventories of $524,986, as well as a decrease in accounts payable of $284,223.

     Although we have no material commitments for capital expenditures, we anticipate an increase in our capital expenditures consistent with anticipated growth in operations, infrastructure and personnel.

     Our capital requirements depend on numerous factors, including, market acceptance of our products, the resources we devote to marketing and selling our services and our brand promotions, capital expenditures and other factors. We believe that our current cash will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion for the next 12 months. However, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

Seasonality

     Our business is seasonal. Our sales are typically the strongest commencing in September and continuing through December. If our sales were to be substantially below seasonal norms, then our profitability would be adversely affected.

Risk Factors

     You should carefully consider the risks and uncertainties described below. Any of the following risks could materially adversely affect our business, financial condition or operating results and could negatively impact the value of your investment.

If we are unable to acquire companies or fail to acquire them properly, you may lose all or part of your investment.

     We intend to acquire additional specialty food distribution companies.
We may be unable to acquire companies that we identify for many reasons, including our inability to interest companies in joining us; our inability to agree on the terms of an acquisition or to acquire a controlling interest in the company; and/or incompatibility between us and management of the target company. We intend to seek additional funds to fund acquisitions. If we cannot obtain this capital or acquire companies with our common stock, our acquisition strategy company may not succeed. Our management will have sole and absolute discretion in identifying and selecting companies to acquire. You will not be able to evaluate the merits of any particular company before we acquire it. In addition, in making decisions to acquire companies we will rely, in part, on nonpublic financial projections developed by our management or the management of potential acquisition candidates. These projections will be based on assumptions and subjective judgments. The actual results of our acquired companies may differ significantly from these projections. Any of the businesses we acquire may also have liabilities or adverse operating issues that we fail to discover before the acquisition, and our indemnity for such liabilities may be limited.

Geographic expansion could disrupt our business and that of our acquired companies and distract our management from our ongoing business.

      We are evaluating possible acquisitions in geographic markets in various parts of the United States. This expansion could disrupt our business and that of our acquired companies and distract our management from our ongoing business, as resources and attention are focused on new geographic markets. Additionally, we may be unable to retain qualified management and other key personnel employed by acquired companies and may fail to build a network of acquired companies in new markets. We could face significantly greater competition in these markets than we face in our existing markets.

We may not be able to secure additional financing when we need it in the future to support our growth.

     In the future, we expect to need to access the public and private equity or debt markets periodically to obtain the funds we need to make acquisitions and otherwise to support our operations and continued growth and the operations and growth of our acquired companies. Our future capital requirements will depend in large part on the number of companies we acquire and the capital resources we need to expand their business. Our plans and the related capital requirements will be dependent on various factors, such as developments in our markets and the availability of acquisition opportunities. We may not be able to obtain financing on acceptable terms, or at all, when we need it. If we require but are unable to obtain additional financing in the future on acceptable terms or at all, we will not be able to continue our business strategy, respond to changing business or economic conditions, withstand adverse operating results or compete effectively.

If we fail to expand our controls and integrate new personnel to support our anticipated growth, our business operations will suffer.

     Because we are responsible for the internal controls of our acquired companies, our systems will be under additional strain. As we acquire new companies, we will need to integrate their controls and procedures with ours. Members of our senior management will be required to devote considerable amounts of their time to this integration process, which may reduce the time they will have to identify, analyze and acquire new acquisitions and provide management and other necessary services to our existing acquired companies. The training and integration of employees obtained through acquisitions will place a significant strain on our management and operational resources. To manage our growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, integrate new personnel and acquired companies and manage expanded operations.

Interruptions in our relationship with Urbani of Italy could decrease our sales or gross margins.

     We are dependent on our exclusive license agreement with Urbani of Italy for distribution of Urbani branded products in the United States. In the event that we are not able to maintain our exclusive license, or in the event of any interruptions in our supply of Urbani branded products, or any material adverse change in the business or reputation of Urbani of Italy, then we could lose customers or generate lower sales.

Competition in the specialty food distribution industry is intense, and we may not be able to compete successfully.

     The specialty food distribution industry is highly competitive. We compete with numerous smaller distributors on a local level, as well as with a limited number of national specialty food distributors. Some of these distributors have substantially greater financial and other resources than us. Bidding for contracts or arrangements with customers is highly competitive. Our failure to compete successfully could seriously harm our business.

Our success depends on our senior management and key employees, the loss of which may hurt our business.

     Our success is largely dependent on the skills, experience and efforts of Rosario Safina, our chief executive officer. The loss of one or more of our members of senior management could harm our business and development. Any failure to attract and retain qualified employees in the future could harm our business and make it more difficult for us to execute our business strategy. We do not yet have key man life insurance on any of our officers.

We may be subject to future government regulation and legal liabilities that may be costly and may interfere with our ability to conduct business.

     We are subject to extensive government regulation.. In addition, laws and regulations may be adopted in the future that affect our business. These laws and regulations could expose us to compliance costs and substantial
liability.   These laws would also be likely to impose additional burdens on our business.

Our business could be harmed if we were unable to adequately protect our intellectual property rights.

     We currently rely on trademark law to establish and protect proprietary rights in our Urbani trademark Existing intellectual property laws provide only limited protection. We may be required to enter into costly litigation to defend our intellectual property rights.

We are dependent on our institutional financing.

     We have a line of credit from HSBC Bank in the amount of $3,600,000. The line of credit is secured by substantially all of our assets. While we believe that we will continue to be able to obtain competitive financing, we cannot assure you that any new or existing financing will be available to us. If we are unable to obtain sufficient financing on favorable terms we any have to curtail or cease operations.

Our success depends upon the market acceptance of our products.

     We depend on the market acceptance of our products. Any adverse publicity regarding our products, or Urbani of Italy may have an adverse affect on our business.

Our business could be harmed by unfavorable economic conditions as a result of an economic downturn.

     Our business depends upon a number of factors relating to or affecting consumer spending on luxury items, such as fine dining and specialty foods. Our operations may be harmed by unfavorable local, regional, or national economic developments or uncertainties that affect consumer spending. In an economic downturn, consumer discretionary spending levels generally decline resulting in disproportionate reductions in luxury expenses such as fine dining and specialty foods. We cannot assure you that we will be able to maintain profitability during any period of adverse economic conditions or low consumer confidence.

            CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement includes forward-looking statements that reflect our current plans and expectations about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to us and may become inaccurate due to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include: - our need to continue to identify and acquisition candidates; the intense competition in the industry; our ability to manage and integrate acquisitions and other factors set forth under "Risk Factors" in this Information Statement. Except as otherwise required by federal securities laws, we are not obligated to update publicly or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this Information Statement.

1.   Amendment to Articles of Incorporation

     On September 27, 2001, the Board of Directors of the Company adopted, subject to ratification by the Company's stockholders, an amendment to the Company's Articles of Incorporation changing the Company's name from "Sattel Global Networks, Inc." to "Urbani Holdings, Inc." The Board of Directors recommends ratification by the stockholders of the amendment to the Articles of Incorporation.

2.   2001 Stock Option Plan

     On September 27, 2001, the Board of Directors of the Company adopted, subject to ratification by the Company's stockholders, the 2001 Stock Option Plan (the "2001 Plan"). The Board of Directors recommends ratification of the 2001 Plan.

     The 2001 Plan provides for the grant to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant of stock options to employees that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 ("Code"). The purpose of the 2001 Plan is to enable the Company to attract and retain qualified persons as employees, officers and directors and others whose services are required by the Company, and to motivate such persons by providing them with an equity participation in the Company.

     The 2001 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions for vesting and exercise thereof. The exercise price of incentive stock options granted under the 2001 Plan is required to be no less than the fair market value of the common stock on the date of grant (110% in the case of a greater than 10% stockholder). The exercise price of non-qualified stock options is required to be no less than 85% of the fair market value of the common stock on the date of grant. Options may be granted for terms of up to 10 years (5 years in the case of incentive stock options granted to greater than 10% stockholders). No optionee may be granted incentive stock options such that the fair market value of the options which first become exercisable in any one calendar year exceeds $100,000. If an optionee ceases to be employed by, or ceases to have a relationship with the Company, such optionee's options expire six months after termination of the employment or consulting relationship by reason of death, one year after termination by reason of permanent disability, immediately upon termination for cause and three months after termination for any other reason.

     In order to exercise an option granted under the 2001 Plan, the optionee must pay the full exercise price of the shares being purchased. Payment may be made either: (i) in cash; (ii) at the discretion of the Committee, by delivering shares of common stock already owned by the optionee that have a fair market value equal to the applicable exercise price; or (iii) in the form of such other consideration as may be determined by the Committee and permitted by applicable law.

     Subject to the foregoing, the Committee has broad discretion to describe the terms and conditions applicable to options granted under the 2001 Plan. The Committee may at any time discontinue granting options under the 2001 Plan or otherwise suspend, amend or terminate the 2001 Plan and may, with the consent of an optionee, make such modification of the terms and conditions of such optionee's option as the Committee shall deem advisable. However, the Committee has no authority to make any amendment or modifications to the 2001 Plan or any outstanding option which would: (i) increase the maximum number of shares which may be purchased pursuant to options granted under the 2001 Plan, either in the aggregate or by an optionee, except in connection with certain antidilution adjustments; (ii) change the designation of the class of employees eligible to receive qualified options; (iii) extend the term of the 2001 Plan or the maximum option period thereunder; (iv) decrease the minimum qualified option price or permit reductions of the price at which shares may be purchased for qualified options granted under the 2001 Plan, except in connection with certain antidilution adjustments; or (v) cause qualified stock options issued under the 2001 Plan to fail to meet the requirements of incentive stock options under Section 422 of the Code. Any such amendment or modification shall be effective immediately, subject to stockholder approval thereof within 12 months before or after the effective date. No option may be granted during any suspension or after termination of the 2001 Plan.

     The 2001 Plan is designed to meet the requirements of an incentive stock option plan as defined in Code Section 422. As a result, an optionee will realize no taxable income, for federal income tax purposes, upon either the grant of an incentive stock option under the 2001 Plan or its exercise, except that the difference between the fair market value of the stock on the date of exercise and the exercise price is included as income for purposes of calculating Alternative Minimum Tax. If no disposition of the shares acquired upon exercise is made by the optionee within two years from the date of grant or within one year from the date the shares are transferred to the optionee, any gain realized upon the subsequent sale of the shares will be taxable as a capital gain. In such case, the Company will be entitled to no deduction for federal income tax purposes in connection with either the grant or the exercise of the option. If, however, the optionee disposes of the shares within either of the periods mentioned above, the optionee will realize earned income in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the amount realized on disposition if less) over the exercise price, and the Company will be allowed a deduction for a corresponding amount.

3. Ratification of Allen G. Roth, P.A. as independent public accountants of the Company

     The Board of Directors has selected the accounting firm of Allen G.
Roth, P.A. to serve as independent auditors of the Company for the year ending December 31, 2001 subject to ratification by a majority of the stockholders. The Board of Directors recommends ratification by the stockholders.

     The Company has been advised by Allen G. Roth, P.A. that neither the firm nor any of their associates has any relationship with the Company or any affiliate of the Company. If Allen G. Roth, P.A. shall decline to act or otherwise become incapable of acting, or if their appointment is otherwise discontinued, the Board of Directors will appoint other independent auditors whose appointment for any period subsequent to the 2001 Annual Meeting of Stockholders shall be subject to approval by the stockholders at that meeting.

Change in Accountants

     Malone & Bailey PLLC served as the independent accountants in connection with the audit of the Company's financial statements for the years ended December 31, 1999 and 2000. In connection with the transaction between the Company and Rosario's Epicureo, Ltd., the Company is terminating its relationship with Malone & Bailey PLLC and the Company has engaged Allen G. Roth, P.A. to serve as its auditor. The report of the independent certified public accountant for the year ended December 31, 2000 did not express an adverse opinion or disclaimer of opinion. The change to Allen G. Roth, P.A. was ratified by the Company's board of directors. The Company believes, and has been advised by Malone & Bailey, PLLC that they concur in such believe, that in connection with the audits of the Company's financial statements for the fiscal years ended December 31, 1999 and 2000 and subsequent thereto, the Company and such firm did not have any disagreement as of the date of their termination on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of such firm would have caused such firm to make reference to the matter in their reports.

4.   One for 12 reverse stock split

     On September 27, 2001, the Board of Directors of the Company adopted a one for 12 reverse stock split (the "Reverse Stock Split") subject to ratification by the stockholders. Our Board of Directors has determined that it would be advisable to effect a Reverse Stock Split that would reduce the number of shares of Sattel's outstanding common stock in order to increase the trading price of Sattel's common stock on the National Association of Securities Dealers Inc. OTC Bulletin Board.

If a Reverse Stock Split were to be implemented, the number of shares of Sattel common stock owned by each stockholder would be reduced in the same proportion as the reduction in the total number of shares outstanding, so that the percentage of the outstanding shares owned by each stockholder would remain unchanged.

     Our Board of Directors will be able to determine the most appropriate time to effectuate the Reverse Stock Split, by filing an amendment to the Company's Articles of Incorporation in the form attached as Exhibit I. Our Board of Directors will decide whether to file the amendment based on factors such as prevailing market conditions and prevailing trading prices of our common stock.

Reasons for the reverse stock split

     The primary purpose of the Reverse Stock Split is to combine the outstanding shares of Sattel common stock into a smaller number of shares so that the shares will trade at a significantly higher price per share than their recent trading prices. The Board of Directors believes that the price per share is discouraging potential new investors and decreasing the liquidity of Sattel common stock.

     For the above reason, we believe that having the ability to effectuate the Reverse Stock Split is in the best interests of Sattel and its stockholders. We anticipate that, following the consummation of the Reverse Stock Split, Sattel's common stock will trade at a price per share that is proportionately higher than current market prices. However, there can be no assurances that the Reverse Stock Split, if implemented, will have the desired effect of proportionately raising Sattel's common stock price.

Implementation and effects of the reverse stock split

     To effectuate the Reverse Stock Split, the Board of Directors will have to direct management to file an amendment of the Company's Articles of Incorporation with the Colorado Secretary of State that would specify that, on the filing of the amendment, every 12 shares of Sattel common stock outstanding would automatically be combined and converted into one share.

     We estimate that, following the Reverse Stock Split, Sattel would have approximately the same number of stockholders and, except for rounding up of the number of shares issuable to a stockholder in the case of a fractional share, the completion of the Reverse Stock Split would not affect any stockholder's proportionate equity interest in Sattel. Therefore, by way of example, a stockholder who owns a number of shares that, prior to the Reverse Stock Split, represented one-half of a percent of the outstanding shares of Sattel, would continue to own one-half of a percent of its outstanding shares after the Reverse Stock Split.

     The Reverse Stock Split also will not affect the number of shares of common stock that the board of directors is authorized to issue by the Articles of Incorporation which will remain unchanged at 100,000,000 shares. However, it will have the effect of increasing the number of shares available for future issuance, because of the reduction in the number of shares that will be outstanding after giving effect to the Reverse Stock Split.

     Based on the 30,410,017 shares of common stock outstanding as of October 25, 2001, 2,534,168 shares of common stock would be outstanding as a result of the Reverse Stock Split.

Fractional Shares

     Implementation of a Reverse Stock Split will result in some stockholders owning a fractional share of common stock. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of Sattel common stock as a consequence of the Reverse Stock Split will, instead, receive from Sattel an additional share of common stock.

Exchange of Stock Certificates

     Effective Date. The combination of, and reduction in, the number of Sattel's outstanding shares as a result of the Reverse Stock Split will occur automatically on the date that the Reverse Stock Split amendment is filed with the Colorado Secretary of State (the "Effective Date"), without any action on the part of our stockholders and without regard to the date that stock certificates representing the shares prior to the Reverse Stock Split are physically surrendered for new stock certificates.

     Exchange of Stock Certificates. As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of Sattel's common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of Sattel's common stock such stockholder is entitled to receive as a result of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing shares of Sattel common stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of Sattel common stock that he or she holds as a result of the Reverse Stock Split and any cash payable in lieu of a fractional share.

     Effect of Failure to Exchange Stock Certificates. After the Effective Date, each certificate representing shares of Sattel's common stock outstanding prior to the Effective Date (an "Old Certificate") will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of Sattel's common stock into which the shares of Sattel's common stock evidenced by such certificate have been converted by the Reverse Stock Split. However, the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by the Company after the Effective Date, until the Old Certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the Old Certificates, all such unpaid dividends or distributions will be paid without interest.

                           ROSARIO'S EPICUREO, LTD.
                    d/b/a URBANI TRUFFLES & CAVIAR, U.S.A.

                              REPORT ON AUDIT OF
                             FINANCIAL STATEMENTS

                         YEARS ENDED DECEMBER 31, 2000
                             AND DECEMBER 31, 1999

                           ROSARIO'S EPICUREO, LTD.
                    d/b/a URBANI TRUFFLES & CAVIAR, U.S.A.

                             FINANCIAL STATEMENTS



INDEPENDENT AUDITORS' REPORT                                     F-2

FINANCIAL STATEMENTS:

     Balance Sheet                                               F-3

     Statements of income and retained earnings                  F-4

     Statements of changes in stockholders' equity               F-5

     Statements of cash flows                                    F-6

     Notes to financial statements                               F-7 - F-14

                        INDEPENDENT AUDITORS' REPORT
                        ____________________________



Board of Directors and Stockholders
Rosario's Epicureo, Ltd.
d/b/a Urbani Truffles & Caviar, U.S.A.
New York, New York


     We have audited the accompanying balance sheet of Rosario's Epicureo, Ltd. as of December 31, 2000 and the related statements of income and retained earnings and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rosario's Epicureo, Ltd. as of December 31, 2000 and the results of its operations and cash flows for the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.



                                           /s/Allen G. Roth, P.A.
                                              Allen G. Roth, P.A.
New York, New York                            Certified Public Accountants
September 25, 2001

                           ROSARIO'S EPICUREO, LTD.
                    d/b/a URBANI TRUFFLES & CAVIAR, U.S.A.

                               BALANCE SHEETS
                               ______________


                                   ASSETS

                                                          June 30,       December 31,
                                                            2001             2000
                                                      _______________   ______________
                                                         (unaudited)
CURRENT ASSETS:
 Cash                                                 $       212,342   $       17,786
 Accounts receivable, less allowance
  of $44,000, at 2001 and 2000                              1,407,256        3,126,932
 Inventories                                                4,670,370        4,145,384
 Due from stockholder                                         173,361          184,069
 Prepaid expenses and other current assets                    111,910          204,290
                                                      _______________   ______________
  TOTAL CURRENT ASSETS                                      6,575,239        7,678,461

PROPERTY AND EQUIPMENT                                        347,283          328,272

INTANGIBLE AND OTHER ASSETS                                   274,211          283,443
                                                      _______________   ______________
                                                      $     7,196,733   $    8,290,176
                                                      ===============   ==============


                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Loans payable - bank                                 $     2,600,000   $    3,500,000
 Accounts payable and accrued expenses                      3,311,705        3,595,928
 Current portion, equipment notes payable                      19,493           23,769
                                                      _______________   ______________
  TOTAL CURRENT LIABILITIES                                 5,931,198        7,119,697
                                                      _______________   ______________
EQUIPMENT NOTES PAYABLE, less current portion                  23,824           28,850
                                                      _______________   ______________
STOCKHOLDERS' EQUITY:
 Common stock, $10 par value;
  200 shares authorized, issued and outstanding                 2,000            2,000
 Retained earnings                                          1,239,711        1,139,629
                                                      _______________   ______________
  TOTAL STOCKHOLDERS' EQUITY                                1,241,711        1,141,629
                                                      _______________   ______________
                                                      $     7,196,733   $    8,290,176
                                                      ===============   ==============

                       See notes to financial statements.

                           ROSARIO'S EPICUREO, LTD.
                    d/b/a URBANI TRUFFLES & CAVIAR, U.S.A.

                  STATEMENTS OF INCOME AND RETAINED EARNINGS
                  __________________________________________



                                           Six Months Ended June 30,      Year Ended December 31,
                                          ___________________________   ___________________________
                                             2001            2000           2000          1999
                                          ____________   ____________   ____________   ____________
                                           (Unaudited)    (Unaudited)
NET SALES                                 $ 6,300,554    $ 7,450,713    $17,330,419    $16,879,724

COST OF SALES                               4,301,689      5,079,176     12,778,456     12,014,202
                                          ____________   ____________   ____________   ____________

 GROSS PROFIT                               1,998,865      2,371,537      4,551,963      4,865,522

SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES                                   1,712,823      2,112,738      4,134,680      4,284,919
                                          ____________   ____________   ____________   ____________
INCOME FROM OPERATIONS                        286,042        258,799        417,283        580,603
                                          ____________   ____________   ____________   ____________
OTHER EXPENSES (INCOME)
 Interest expense                             154,931        144,379        331,371        239,691
 Interest income                               (1,044)            -         (13,271)          (212)
                                          ____________   ____________   ____________   ____________
                                              153,887        144,379        318,100        239,479
                                          ____________   ____________   ____________   ____________

INCOME BEFORE INCOME TAXES                    132,155        114,420         99,183        341,124

PROVISION FOR INCOME TAXES                     21,000         17,162         14,177         39,688
                                          ____________   ____________   ____________   ____________

NET INCOME                                    111,155         97,258         85,006        301,436

RETAINED EARNINGS - beginning of period     1,139,629      1,428,140      1,428,140      1,304,569

DIVIDENDS TO STOCKHOLDERS                     (11,073)       (32,526)      (373,517)      (177,865)
                                          ____________   ____________   ____________   ____________

RETAINED EARNINGS - end of period         $ 1,239,711    $ 1,492,872    $ 1,139,629    $ 1,428,140
                                          ============   ============   ============   ============





                       See notes to financial statements.

                           ROSARIO'S EPICUREO, LTD.
                    d/b/a URBANI TRUFFLES & CAVIAR, U.S.A.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 _____________________________________________




                                      Common Stock, $10 par value
                                      ___________________________     Retained
                                         Shares         Amount        Earnings        Total
                                      ____________   ____________   ____________   ____________
BALANCE -  JANUARY 1, 1999                    200    $     2,000    $ 1,304,569    $ 1,306,569

 Dividends paid                                                        (177,865)      (177,865)
 Net Income                                                             301,436        301,436
                                      ____________   ____________   ____________   ____________

BALANCE -  DECEMBER 31, 1999                  200          2,000      1,428,140      1,430,140

 Dividends paid                                                        (373,517)      (373,517)
 Net Income                                                              85,006         85,006
                                      ____________   ____________   ____________   ____________

BALANCE -  DECEMBER 31, 2000                  200    $     2,000    $ 1,139,629    $ 1,141,629

 Dividends paid (unaudited)                                             (11,073)       (11,073)
 Net Income (unaudited)                                                 111,155        111,155
                                      ____________   ____________   ____________   ____________

BALANCE -  JUNE 30, 2001 (unaudited)          200    $     2,000    $ 1,239,711    $ 1,241,711
                                      ============   ============   ============   ============


                       See notes to financial statements.

                           ROSARIO'S EPICUREO, LTD.
                    d/b/a URBANI TRUFFLES & CAVIAR, U.S.A.

                           STATEMENTS OF CASH FLOWS
                           ________________________


                                                  Six Months Ended June 30,      Year Ended December 31,
                                                 ___________________________   ___________________________
                                                     2001           2000           2000          1999
                                                  ____________   ____________   ____________   ____________
                                                   (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                       $    111,155   $     97,258   $     85,006   $    301,436

 Adjustments to reconcile net income to net
  cash provided by (used in) operating activities:
   Depreciation and amortization                        74,946         51,167        151,794         98,914

 Changes in assets and liabilities:
  Accounts receivable                                1,719,676      2,331,724        853,180       (736,146)
  Inventories                                         (524,986)      (404,084)      (744,771)       410,000
  Prepaid expenses and other current assets             92,380         (3,617)       (68,645)       110,411
  Other assets                                              -              -         110,000       (121,556)
  Accounts payable and accrued expenses               (284,223)    (1,737,275)       (56,726)      (566,991)
                                                  ____________   ____________   ____________   ____________

 NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES 1,188,948        335,173        329,838       (503,932)
                                                  ____________   ____________   ____________   ____________
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                                  (84,725)       (27,354)      (112,817)      (133,386)
                                                  ____________   ____________   ____________   ____________
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid                                        (11,073)       (32,526)      (373,517)      (177,865)
 Repayment from (loan to) stockholder                   10,708        (78,898)        32,311        (96,959)
 Increase (decrease) in bank loans                    (900,000)      (200,000)       150,000        950,000
 Repayments of equipment notes payable                  (9,302)        (9,446)       (25,915)       (38,281)
                                                  ____________   ____________   ____________   ____________

 NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES  (909,667)      (320,870)      (217,121)       636,895
                                                  ____________   ____________   ____________   ____________

NET INCREASE (DECREASE) IN CASH                        194,556        (13,051)          (100)          (423)

CASH  - beginning of period                             17,786         17,886         17,886         18,309
                                                  ____________   ____________   ____________   ____________
CASH  - end of period                             $    212,342   $      4,835   $     17,786   $     17,886
                                                  ============   ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:

  Cash paid during the period:
   Interest                                       $    154,931   $    144,379   $    331,371   $    239,691
                                                  ============   ============   ============   ============
   Income taxes                                   $     12,850   $     41,529   $     14,177   $     58,961
                                                  ============   ============   ============   ============

  Non-cash financing and investing activities:
   Purchase of equipment by notes payable         $         -    $         -    $     43,080   $         -
                                                  ============   ============   ============   ============





                       See notes to financial statements.

                           ROSARIO'S EPICUREO, LTD.
                    d/b/a URBANI TRUFFLES & CAVIAR, U.S.A.

                        NOTES TO FINANCIAL STATEMENTS
                        _____________________________


1.   BUSINESS OF THE COMPANY
     _______________________

     Rosario's Epicureo, Ltd. (the "Company") is engaged in the business of importing and distributing truffles, mushrooms, specialty meats, caviar and smoked fish. The Company's products are sold throughout the United States to fine dining establishments and retailers of fine foods.

2.   SIGNIFICANT ACCOUNTING POLICIES
     _______________________________

     a. Cash Equivalents - The Company considers all highly liquid temporary cash investments, with an original maturity of three months or less when purchased, to be cash equivalents.

     b. Inventories - Inventories, consisting of food products, are stated at the lower of cost (first-in, first-out method) or market.

     c. Property and Equipment - Property and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets.

     d. Income Taxes - The Company's stockholders have elected to be taxed as an "S" Corporation for federal and New York state purposes, as defined by the Internal Revenue Code. Net income is taxed at the shareholder level, rather than at the corporate level. The provision for income taxes reflects New York and California corporate taxes only.

     e. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     f. Revenue Recognition - Sales are recognized when products are shipped, provided that collection of the resulting receivable is deemed probable by management.

     g. Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash, trade receivables, payables and accrued expenses approximate fair value based on the short-term maturities of these instruments. The fair value of the Company's long term debt, which approximates its carrying value, is estimated based upon the quoted market prices for the same or similar debt instruments or on the current rates offered to the Company for debt of the same securities.

     h. Carrying Value of Long Lived Assets - The Company reviews the carrying value of the long-lived assets to determine if facts and circumstances exist which would suggest that the assets may be impaired or that the amortization period needs to be modified. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the tangible assets to their fair value. The Company's review as of December 31, 2000, indicated no impairment of long-lived assets.

     i. Shipping and Handling Costs - The Company included shipping and handling costs in cost of sales, which approximated to $685,000 and $603,000 in 2000 and 1999.

     j. Advertising and Promotional Costs - Advertising and promotional costs are expensed as incurred. For the years ended December 31, 2000 and 1999 such costs approximated $88,000 and $99,000.

     k. Interim Unaudited Financial Statements - The balance sheet at June 30, 2001, and the statements of income and retained earnings and cash flows for the six months ended June 30, 2001 and 2000 are unaudited but include all adjustments which in the opinion of management, are necessary for the fair presentation of the financial position and results of operations for the periods then ended. All such adjustments are of a normal recurring nature. The results of operations for any interim period are not necessarily indicative of the results for a full fiscal year.

     l.   Recently issued accounting pronouncements:

          (i)  In June 1999, the Financial Accounting Standards Board
               (FASB) issued Statement of Financial Accounting Standard No. 137 ("SFAS No. 137"), "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 137 amends SFAS no. 133, "Accounting for Derivative Instruments and Hedging Activities", which was issued in June 1998. SFAS 137 defers the effective date of SFAS No. 133 to all fiscal years beginning after June 15, 2000. Accordingly, the Company will adopt the provisions of SFAS No. 133 for the year ended December 31, 2001. The application of the new pronouncement should not have a material impact on the Company's financial statements.

          (ii) In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25". With the exception of certain provisions that required earlier application, this interpretation is effective for all applicable transactions beginning July 1, 2000. The adoption of this interpretation did not have a material impact on the Company's financial statements.

          (iii) In 2000, the Emerging Issues Task Force ("EITF") of the FASB issued EITF Issue No. 00-2, "Website Development Costs," which established guidelines for accounting for website development costs and became effective for quarters beginning after June 30, 2000. The adoption of EITF Issue No. 00-2 did not have a significant effect on the Company's financial statements.

          (iv) In July 2001 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These standards become effective for fiscal years beginning after December 15, 2001. The new rules require business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and goodwill acquired after June 30, 2001 will not be amortized. Under SFAS 142, the Company would discontinue the periodic amortization of goodwill effective with the adoption of the new Statement. Also, the Company would have to test any remaining goodwill for possible impairment within six months of adopting the Statement, and periodically thereafter, based on new valuation criteria set forth in the Statement. Further, the Statement has new criteria for purchase price allocation. The Statement becomes effective in fiscal 2003 and the Company is considering early adoption in fiscal 2002.

3.   PROPERTY AND EQUIPMENT
     ______________________

     At December 31, 2000 property and equipment consisted of the following:



                                       Estimated Useful
                                         Lives (Years)
                                      __________________

Furniture and Fixtures                       5-7             $     426,000
Machinery and Equipment                      5-7                   118,093
Vehicles                                      5                    187,100
Leasehold Improvements                   Life of lease             108,350
                                                             ______________
                                                                   839,543

Less: Accumulated Depreciation and
Amortization                                                       511,271
                                                             ______________
                                                             $     328,272

     Related depreciation and amortization expense for the years ended December 31, 2000 and 1999 was $128,527 and $92,333, respectively.

4.   DUE FROM STOCKHOLDER
     ____________________

     The Company made cash advances to a shareholder bearing interest at 6.24% per annum which amounted to $184,069 at December 31, 2000. The receivable is unsecured and repayable on demand.

5.   INTANGIBLE AND OTHER ASSETS
     ___________________________

     As of December 31, 2000, intangible and other assets were as follows:

        License                                   $    300,000
        Website                                         19,600
                                                  _____________
                                                       319,600
        Less: Accumulated Amortization                  63,267
                                                  _____________
                                                       256,333
        Security Deposits                               27,110
                                                  _____________
                                                  $    283,443

     The Company has a licensing agreement with Urbani Truffles, Italy, giving the Company the U.S. right, in perpetuity, to use the Urbani name. The cost of $300,000 is included in intangible assets and is being amortized by the straight-line method over fifteen years. The Company is required to purchase a minimum of $1,000,000 per year of product from Urbani Truffles, Italy. The Company met the minimum purchase requirement in the years ended December 31, 2000 and 1999.

     The Website is being amortized by the straight-line method over three years.

6.   LOANS PAYABLE - BANK
     ____________________

     The Company currently has a $4,244,000 secured, uncommitted line of credit from a bank, which provides for short-term loans, banker's acceptances, and letters of credit. Sublimits of $3,600,000 have been set for direct loans, banker's acceptances, and letters of credit. Letters of credit and acceptances are issued in connection with the purchases of inventories. Advances for direct loans, banker's acceptances and letters of credit are based on a monthly borrowing base of up to 80% of eligible accounts receivable and up to 40% of eligible inventory. Availability is limited to the lesser of the borrowing base described above or $3,000,000 through September 14, 2001; $3,600,000 through January 30, 2002; and $3,000,000 through May 31, 2002. Interest on loans and acceptances is charged at the prime rate. Bank debt is secured by a continuous U.C.C. filing under which the Company has pledged all of its assets, and the pledge of certain assets of the majority shareholder initially valued at $225,000. The facility contains certain reporting and other conditions, and financial covenants. In addition, both the majority shareholder and a relative of the shareholder have personally guaranteed the bank debt. The line of credit may be terminated by the bank at any time. At December 31, 2000 the Company was obligated for banker's acceptances of $3,500,000. Related interest expense was approximately $313,000 and $242,000 in 2000, and 1999, respectively.

7.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES
     _____________________________________

     At December 31, 2000 accounts payable and accrued expenses were as follows:

         Trade Payables                             $  3,468,503
         Accrued Expenses:
            Payroll and related costs                     88,577
            Professional fees                             38,848
                                                    _____________
                                                    $  3,595,928

8.   EQUIPMENT NOTES PAYABLE
     _______________________

     Aggregate monthly installments payable for purchased vehicles range from $2,213 to $367, inclusive of average interest of 8.54% per annum, and lapse on various dates through October 2003. Annual maturities of notes payable are $23,769 in 2001, $22,516 in 2002 and $6,334 in 2003.

9.   EMPLOYEE BENEFIT PLAN
     _____________________

     The Company maintains a 401(k) profit sharing plan covering all eligible employees. For each plan year, the Company may contribute to the plan an amount of matching contributions determined at its discretion. No contributions were made in the years ended December 31, 2000 and 1999.

10.  COMMITMENTS AND CONTINGENCIES
     _____________________________

     a.   Leases:

          The Company rents office and warehouse facilities in Long Island City, New York and Culver City, California under operating leases expiring through July 2002. Total future minimum annual rental payments required under non-cancelable operating leases are approximately $116,000 in 2001 and $47,000 in 2002. Rent expense was $111,096 and $99,300 for the years ended December 31, 2000 and 1999.

     b.   Letters of Credit:

          At December 31, 2000, the Company was contingently liable for outstanding letters of credit aggregating $55,000.

11.  REVERSE ACQUISITION
     ___________________

     In August 2001 the Company agreed to exchange all of its outstanding shares of common stock for 67.5% of the outstanding shares of Sattel Global Networks, Inc. a publicly held corporation.

UNAUDITED PRO FORMA COMBINED FINACIAL INFORMATION


The accompanying unaudited pro forma combined financial statements of Sattel Global Networks, Inc, ("Sattel") and Rosario's Epicurio, Ltd. d/b/a Urbani Truffles & Caviar, U.S.A. ("Urbani"), give effect to the acquisition of all the outstanding capital stock of Urbani. These pro forma statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The Unaudited Pro Forma Combined Financial Statements, do not purport to represent what the results of operations or financial position of Sattel would have actually been if the acquisition had in fact occurred on January 1, 2000, nor do they purport to project the results of operation or financial position of Sattel for any period or as of any date.

The following table depicts pro forma net income and per share data of Urbani as if its S corporation election was terminated at January 1, 2000.

                                             Six months ended      Year ended
                                               June 30, 2001    December 31, 2000
                                             ________________   _________________
Income before income taxes (historical)      $       132,155    $         99,183
Provision for income taxes at an
     effective rate of 45%                            59,470              44,632
                                             ________________   _________________
Net income                                   $        72,685    $         54,551
                                             ================   =================
Per share data (basic and diluted) based on
     15,000,000 shares outstanding           $          0.01    $           0.00
                                             ================   =================


                         SATTEL GLOBAL NETWORKS, INC.
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               JUNE 30, 2001

                                (Unaudited)

                                   ASSETS

                                                                                                                Adjusted
                                                                                                Pro Forma        Balance
                                                                   Sattel         Urbani       Adjustments        Sheet
                                                               _____________   _____________   ____________   ____________
CURRENT ASSETS:
  Cash                                                         $        -      $     212,342   $      -       $    212,342
  Accounts receivable                                                   -          1,407,256          -          1,407,256
  Inventories                                                           -          4,670,370          -          4,670,370
  Due from stockholder                                                  -            173,361       (173,361) c
  Prepaid expenses and other current assets                             -            111,910          -           111,910
                                                               _____________   _____________   ____________   ____________
    TOTAL CURRENT ASSETS                                                -          6,575,239       (173,361)     6,401,878

PROPERTY AND EQUIPMENT                                                  -            347,283          -            347,283

INTANGIBLE AND OTHER ASSETS                                             -            274,211          -            274,211
                                                               _____________   _____________   ____________   ____________

                                                               $        -      $   7,196,733   $   (173,361)  $  7,023,372
                                                               =============   =============   ============   ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Loans payable - bank                                         $        -      $   2,600,000   $       -      $  2,600,000
  Accounts payable and accrued expenses                                 -          3,311,705           -         3,311,705
  Loan payable - related party                                         2,021           -             (2,021) c       -
  Current portion, equipment notes payable                              -             19,493           -            19,493
                                                               _____________   _____________   ____________   ____________
    TOTAL CURRENT LIABILITIES                                          2,021       5,931,198         (2,021)     5,931,198
                                                               _____________   _____________   ____________   ____________

EQUIPMENT NOTES PAYABLE, less current portion                           -             23,824           -            23,824
                                                               _____________   _____________   ____________   ____________
STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value; actual
    shares outstanding - 30,410,017; pro
    forma shares outstanding - 15,000,000                             30,410           2,000        (15,410) a      15,000
                                                                                                     (2,000) b

  Additional paid-in capital                                          22,885           -             15,410  a   1,053,350
                                                                                                    (55,316) b
                                                                                                      2,000  b
                                                                                                   (173,361) c
                                                                                                      2,021  c
                                                                                                  1,239,711  d

  Retained earnings                                                  (55,316)      1,239,711         55,316  b
                                                                                                 (1,239,711) d
                                                               _____________   _____________   ____________   ____________
    TOTAL STOCKHOLDERS' EQUITY                                        (2,021)      1,241,711       (171,340)     1,068,350
                                                               _____________   _____________   ____________   ____________

                                                               $        -      $   7,196,733   $   (173,361)  $  7,023,372
                                                               =============   =============   ============   ============

                 See notes to pro forma financial statements.

                      SATTEL GLOBAL NETWORKS, INC. AND
                    ROSARIO'S EPICURIO, LTD. D/B/A URBANI
                          TRUFFLES & CAVIAR, U.S.A.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

In August 2001, Sattel agreed to acquire all of the outstanding capital stock of Urbani in exchange for 67.5% of the post-acquisition outstanding shares of Sattel. Accordingly the acquisition has been accounted for as a reverse acquisition (recapitalization) of Urbani, with Urbani being treated as the continuing entity.

The following adjustments to the unaudited pro forma balance sheet at June 30, 2001 assume that the acquisition occurred as of June 30, 2001 and are as follows:

  (a) To record the effect of a 1 for 12 reverse stock split of Sattel's outstanding common stock.

  (b) To record the issuance of approximately 12,466,000 post-split shares in connection with the reverse acquisition of Urbani by Sattel.

  (c)  To record distribution to shareholders at June 30, 2001.

  (d) To record the termination of the S corporation election by Urbani at June 30, 2001 and the resultant transfer of retained earnings to additional paid - in capital.

                                  EXHIBITS

EXHIBIT I           Amendment to Articles of Incorporation

EXHIBIT II          2001 Stock Option Plan

EXHIBIT III Agreement and Plan of Merger by and among Sattel Global Networks, Inc., Urbani Acquisition Corp. and Rosario's Epicureo, Ltd. d/b/a Urbani Truffles & Caviar U.S.A. dated August 7, 2001, as amended